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                                  EXHIBIT 21.1

                      SUBSIDIARIES OF STONEPATH GROUP, INC


                                                                    EXHIBIT 21.1



Name of Subsidiary                State of Incorporation
Net Value, Inc.                     Delaware

Stonepath Operations, Inc.          Delaware